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                                                                    Exhibit 4.19

                           MITEL NETWORKS CORPORATION

                     DEFERRED SHARE UNIT PLAN FOR EXECUTIVES

1.   INTRODUCTION

     1.1  PURPOSE

     The Mitel Networks Deferred Share Unit Plan For Executives has been established to provide executives with the opportunity to acquire deferred share units in order to allow them to participate in the long term success of Mitel Networks Corporation (the "Corporation") and to promote a greater alignment of interests between the executives and shareholders.

     1.2  DEFINITIONS

     For purposes of the Plan:

     (a) "Annual Salary" means straight-time earnings excluding overtime, shift premiums, bonuses, special payments, marketing incentives and commissions except for commissions for those eligible employees who are targeted to receive at least 30% of total compensation through incentive based compensation.

     (b) "Applicable Withholding Tax" has the meaning set forth in Section 2.3 of the Plan;

     (c) "Award Date" means each date on which Deferred Share Units are awarded to a Participant in accordance with Section 4.1;

     (d) "Award Market Value" means (i) at any time prior to a Initial Public Offering and prior to the listing of the Shares on the TSX, the price for the Shares set by the Committee in good faith and (ii) following the Initial Public Offering and listing of the Shares on the TSX, means the weighted average trading price of the Shares on TSX on the five (5) trading days immediately preceding the Award Date;

     (e)  "Board" means the Board of Directors of the Corporation;

     (f) "Committee" means the committee of the Board responsible for administering the Plan, which at the effective date of the Plan is the Compensation Committee;

     (g) "Corporation" means Mitel Networks Corporation and its successors and assigns, and any reference in the Plan to activities by the Corporation means action by or under the authority of the Board or the Committee;

     (h) "Deferred Share Unit" means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Section 4;
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     (i)  "Distribution Date" means (i) the date immediately following the date on which the Participant ceases to be an executive of the Corporation by way of voluntary or involuntary termination of employment with the Corporation or retirement (the "Separation Date"); or (ii) such later date as elected by the Participant, provided that in no event shall a Participant be permitted to elect a date which is later than the last business day of the calendar year following the calendar year in which the Separation Date occurs. An election for a Distribution Date described in (ii) above will only be valid if it is delivered to the general counsel of the Corporation prior to the Separation Date in the form prescribed for such purposes by the Corporation;

     (j) "Distribution Value" means the weighted average trading price of the Shares on the TSX on the five (5) trading days immediately preceding the Distribution Date;

     (k) "Dividend Equivalents" means a bookkeeping entry whereby each Deferred Share Unit is credited with the equivalent amount of the dividend paid on a Share in accordance with Section 4.2;

     (l) "Dividend Market Value" means the weighted average trading price of the Shares on the TSX on the five (5) trading days immediately following the dividend record date for the payment of any dividend made on the Shares;

     (m) "Initial Public Offering" means the initial offering of Shares to the public by the Corporation pursuant to a prospectus;

     (n) "Participant" means an executive or former executive of the Corporation who has been or is eligible to be credited with Deferred Share Units under the Plan as designated by the Committee;

     (o) "Plan" means the Mitel Networks Corporation Deferred Share Unit Plan For Executives, as amended from time to time;

     (p) "Separation Date" has the meaning set forth in Section 1.2(h)(i) of the Plan;

     (q)  "Share" means a common share of the Corporation;

     (r) "Supplementary Benefits Amount" has the meaning set forth in Section 3.1; and

     (s)  "TSX" means the Toronto Stock Exchange.

     1.3  EFFECTIVE DATE OF THE PLAN

     The effective date of the Plan shall be July 1, 2004. The Committee shall review and confirm the terms of the Plan from time to time.
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2.   ADMINISTRATION

     2.1  ADMINISTRATION OF THE PLAN

     Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law: (a) the Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make such determinations as it deems necessary or desirable for the administration of the Plan; and (b) all actions taken and decisions made by the Committee in this regard shall be final, conclusive, and binding on all parties concerned, including, but not limited to, the Corporation, the Participants, and their legal representatives.

     2.2  DETERMINATION OF VALUE IF SHARES NOT PUBLICLY TRADED

     Should the Shares not be publicly traded on the TSX at the relevant time such that the Distribution Value and/or the Award Market Value and/or the Dividend Market Value cannot be determined in accordance with the formulae set out in the definitions of those terms, such values shall be determined by the Committee acting in good faith.

     2.3  TAXES AND OTHER SOURCE DEDUCTIONS

     The Corporation shall be authorized to deduct from any amount paid or credited hereunder such minimum amount of taxes and other minimum amounts as it may be required by law to withhold pursuant to applicable law, in such manner as it determines (the "Applicable Withholding Taxes").

     2.4  INFORMATION

     Each Participant shall provide the Corporation with all information it requires in order to administer the Plan.

3.   SUPPLEMENTARY BENEFITS AMOUNT

     3.1  DETERMINATION OF SUPPLEMENTARY BENEFITS AMOUNT

     As at December 31 each year, the Committee shall determine, with respect to each Participant, the amount equal to 15% of the Participant's Annual Salary for such year, less the maximum amount of eligible registered retirement savings plan contributions for the Participant (the "Supplementary Benefits Amount"), in order to determine the number of Deferred Share Units which may be awarded to each Participant for such year.

4.   DEFERRED SHARE UNITS

     4.1  NUMBER OF DEFERRED SHARE UNITS

     Each year following the determination of the Supplementary Benefits Amount in accordance with Section 3.1, the Committee may award Deferred Share Units to a Participant. Upon the determination of the Committee to award Deferred Share Units, the number of Deferred Share Units (including fractional Deferred Share Units) to be
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     credited to a Participant as of the Award Date each calendar year shall be determined by dividing (a) the Supplementary Benefits Amount for such Participant for the applicable calendar year, by (b) the Award Market Value, with fractions computed to three decimal places. All Deferred Share Units received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Award Date. The award of Deferred Share Units for a calendar year to a Participant shall be evidenced by an agreement in writing between the Participant and the Corporation in the form attached as Schedule "A".

     4.2  CREDITS FOR DIVIDENDS

     A Participant's account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units on each dividend payment date in respect of which normal cash dividends are paid on the Shares. Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of Deferred Share Units recorded in the Participant's account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

     4.3  REPORTING OF DEFERRED SHARE UNITS

     Statements of the Deferred Share Unit accounts will be provided to the Participants on an annual basis.

     4.4  DISTRIBUTION OF DEFERRED SHARE UNITS

     A Participant shall receive, on the Distribution Date, a lump sum payment in cash having a value equal to the number of Deferred Share Units recorded in the Participant's account on the Distribution Date multiplied by the Distribution Value of a Share, less any Applicable Withholding Taxes. Upon payment in full of the value of the Deferred Share Units, the Deferred Share Units shall be cancelled and no further payments shall be made to the Participant under the Plan.

     4.5  DEATH OF PARTICIPANT PRIOR TO DISTRIBUTION

     Upon the death of a Participant prior to the distribution of the Deferred Share Units credited to the account of such Participant under the Plan, a lump sum payment in cash shall be made to the estate of such Participant on or about the thirtieth (30th) day after the Corporation is notified of the death of the Participant or on a later date elected by the Participant's estate, in the form prescribed for such purposes by the Corporation and delivered to the Corporate Secretary no later than twenty (20) days after the Corporation is notified of the death of the Participant, provided that such date is no later than the last business day of the calendar year following the calendar year in which the Participant dies. Such payment shall be equivalent to the amount which would have been paid to the Participant pursuant to and subject to Section 4.4, calculated on the basis that the day on which the Participant dies, or the date elected by the estate, as applicable, is the Distribution Date. Upon payment in full of the value of all of the Deferred Share Units that become payable under this
     Section 4.5, the Deferred Share Units shall be cancelled and no further payments will be made from the Plan in relation to the Participant.
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     4.6  ADJUSTMENTS

     In the event of any change in the outstanding Shares by reason of a stock split, spin-off, share dividend, share combination or reclassification, recapitalization, merger, or similar event, the Committee may, subject to applicable law, adjust appropriately the account of each Participant and the Deferred Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to preserve, proportionally the interests of Participants under the Plan.

5.   GENERAL

     5.1  AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN

     The Committee may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice. However, any such amendment, suspension, or termination shall not adversely effect the Deferred Share Units previously granted to a Participant at the time of such amendment, suspension or termination, without the consent of the affected Participant.

     If the Committee terminates the Plan no new Deferred Share Units (other than Deferred Share Units referred to in Section 4.2) will be credited to the account of a Participant, but previously credited Deferred Share Units shall be paid out in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Participant receives payment of all Deferred Share Units recorded in the Participant's account.

     5.2  COMPLIANCE WITH LAWS

     (a) The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted authority. Should the Committee, in its sole discretion, determine that it is not feasible or desirable to award Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis).

     (b) In the event that the Committee, after consultation with the Corporation's accountants, determines that it is not feasible or desirable to award Deferred Share Units or to honour any other provision of the Plan (other than the Distribution Date) under generally accepted accounting principles as applied to the Plan and the accounts established under the Plan for each Director, the Committee shall make such changes to the Plan as the Committee reasonably determines, after consultation with the Corporation's accountants, are required in order to avoid adverse accounting consequences to the Corporation with respect to the Plan and the accounts established under the Plan for each Director, and the Corporation's obligations under the Plan shall be satisfied by such other reasonable means as the Committee shall in its good faith determine.
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     5.3  REORGANIZATION OF THE CORPORATION

     The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

     5.4  GENERAL RESTRICTIONS AND ASSIGNMENT

     Except as required by law, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

     Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation.

     5.5  PARTICIPATION IN THE PLAN

     The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, neither participation in the Plan nor any action taken under the Plan constitutes a condition of employment or service or a commitment on the part of the Corporation to ensure the continued employment or service of such Participant. The Corporation does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

     5.6  NO SHAREHOLDER RIGHTS

     Under no circumstances shall Deferred Share Units be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of the Shares by virtue of the award of Deferred Share Units.

     5.7  UNITS NON-TRANSFERRABLE

     Deferred Share Units are non-transferrable (except to a Participant's estate as provided in Section 4.5) and certificates representing Deferred Share Units will not be issued by the Corporation.

     5.8  UNFUNDED AND UNSECURED PLAN

     Unless otherwise determined by the Committee, the Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any Participant
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     or his or her estate holds any rights by virtue of a grant of Deferred
     Share Units under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured creditor of the Corporation.

     5.9  NO OTHER BENEFIT

     No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

     5.10 GOVERNING LAW

     The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflict of laws.

     5.11 INTERPRETATION

     In this text words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine gender.

     5.12 SEVERABILITY

     The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.
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                                  SCHEDULE "A"

                           MITEL NETWORKS CORPORATION

                      FORM OF DEFERRED SHARE UNIT AGREEMENT

Personal & Confidential

[DATE]

[NAME OF EXECUTIVE]

Dear _____________:

It is with pleasure that I confirm that $__________ will be credited to your account under the Mitel Networks Corporation Deferred Share Unit Plan for Executives (the "Plan") in the form of Deferred Share Units.

This component of your remuneration recognizes your ongoing contributions to Mitel Networks Corporation ("Mitel") and reinforces the alignment of the interests of the executives and the shareholders.

In accordance with the terms of the Plan, all Deferred Share Units credited to your account will be paid out at the time and in the manner specified in the Plan.

If you have any questions on the above, or would like more details, please do not hesitate to contact the Corporate Secretary's Office.

Would you please sign the enclosed copy of this letter and return it to the Corporate Secretary, at Mitel Networks Corporation (in the attached self-addressed envelope) by [date] to confirm your agreement with the foregoing and your agreement to participate in the Plan in accordance with the terms of the Mitel Networks Corporation Deferred Share Unit Plan for Executives.

Sincerely,


------------------------------------

Encl.

I agree with the foregoing and agree to participate in the Mitel Networks Corporation Deferred Share Unit Plan for Executives in accordance with its terms.

Dated:
       ------------------------------   ----------------------------------------
                                        [NAME OF PARTICIPANT]